SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FEDERAL TRUST CORPORATION

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Federal Trust Corporation

(4)	Date Filed:

May 12, 2006

NAME

ADDRESS

ADDRESS

Dear NAME:

On behalf of the management of Federal Trust Corporation, I would like to welcome you to Federal Trust and to thank you for your participation in our latest equity offering. With the additional capital, we will continue building a valuable banking franchise in Central Florida.

In accordance with the terms of the Purchase Agreement, on May 10, 2006, we filed the registration statement on Form S-3 for the shares you purchased in the PIPE. We will keep you posted on any comments that we receive regarding the filing and will notify you as soon as the registration is declared effective by the SEC.

Hopefully by now you have received Federal Trust’s proxy materials, the 2005 Annual Report, the Proxy Statement and the GREEN Proxy Card. We would appreciate your support by voting in favor of the proposals listed on the GREEN Proxy Card, which include:

The election of Kenneth W. Hill, a long-standing member of our Board and Chairman of our Audit Committee, and our newest Board member, Eric Reinhold, a local entrepreneur and Certified Financial Planner;

The ratification of Hacker, Johnson & Smith, P.A. as our independent auditors for 2006; and

To adjourn the Annual Meeting to solicit additional proxies, if necessary.

Keefe Managers, LLC is soliciting proxies in opposition to our proposals. If you have been contacted by Keefe Managers or have received a Proxy Statement and Proxy Card from Keefe Managers, we would request that you discard the White Proxy Card.

If you have any questions on the various proxy materials that were recently mailed, please feel free to call me. We are always available for any questions you may have, and our doors are always open should you be in the Orlando area. Again, thank you for your support.

Sincerely,

/s/ James V. Suskiewich
James V. Suskiewich, Chairman, Chief Executive Officer and President